Exhibit 99.1

National & Retail Trades and First Call

For release: January 8, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS DECEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – January 8, 2004 -- Kohl’s Corporation (NYSE:KSS) reported today that sales for the five week period ended January 3, 2004 increased 12.8% over the five week period ended January 4, 2003. On a comparable store basis, sales decreased 1.2%.

For the 48 weeks ended January 3, 2004, total sales were up 12.6% while comparable store sales decreased 1.7%.

Larry Montgomery, CEO of Kohl’s Corporation commented, “We are very disappointed with our December sales performance.  The business came very late in the month and at deeper discounts than planned.  As a result, we now expect fourth quarter earnings to be in the range of $0.68 to $0.70 per diluted share.  From an inventory perspective, we are on track to end the year on plan.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	January 3,	January 4,	All	Comp
	2004	2003	Stores	Stores

December	$ 1,837.3	$ 1,628.8	12.8%	-1.2%
November/December	$ 3,025.1	$ 2,715.6	11.4%	-2.5%
Year-to Date	$ 9,745.3	$ 8,651.4	12.6%	-1.7%

At January 3, 2004, the Company operated 542 stores compared with 457 stores at the same time last year.

The Company plans to open approximately 95 new stores in fiscal 2004.  In the first quarter, the Company anticipates opening 47 stores, split between new market entries and fill-ins in existing markets.  New markets include Sacramento, San Diego and Fresno, California and Memphis, Tennessee.  The remaining new stores to be opened in existing markets will be spread across all regions of the country.  The Company expects to open the balance of the 95 stores in the third quarter of fiscal 2004.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402)-220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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